Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is entered into as of April 28, 2011, by and between Capstone Turbine Corporation, a Delaware corporation (“Buyer”), and Calnetix Power Solutions, LLC, a Delaware limited liability company and successor in interest to Calnetix Power Solutions, Inc. (the “Seller”).

RECITALS:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of February 1, 2010 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, transfer, convey, assign and deliver, and Buyer agreed to purchase, all of Seller’s right, title and interest in and to (i) all Manufacturing Equipment, except as otherwise set forth on Schedule 3.5(c) of the Asset Purchase Agreement, (ii) all remaining Inventory listed on Schedule 3.13(a) of the Asset Purchase Agreement, and (iii) any remaining Buyer Approved Post-Closing Purchases;

WHEREAS, Buyer and Seller entered into that certain Amendment to Asset Purchase Agreement, dated as of March 31, 2011;

WHEREAS, Buyer and Seller have agreed upon the Inventory Purchase Price;

WHEREAS, this Second Amendment is executed in accordance with Section 7.7 of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement, as amended.

2.                                       Amendment of Section 1.1. Buyer and Seller hereby agree that the definition of “Assets” in Section 1.1 of the Asset Purchase Agreement, as amended, shall be amended such that subsections (e) and (f) of such definition are deleted in their entirety and replaced with the following:

“(e)         Subject to Section 2.1(c)(iii), any Buyer Approved Post-Closing Purchases in accordance with Section 5.10(b) below;

(f)            Subject to Section 2.1(c)(iv), 16 onshore power electronics units supplied by Ebara Densan and 6 offshore power electronics units supplied by Ebara Densan (collectively, the “ED-PE Inventory”); and

(g)           To the extent their transfer is permitted by law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority, but solely to the extent primarily relating to the Business and/or the Assets.”

3.                                       Amendment of Section 2.1. Buyer and Seller hereby agree that Section 2.1(c) of the Asset Purchase Agreement, as amended, shall be deleted in its entirety and replaced with the following:

“(c)                            On April 28, 2011 (the “Second Closing Date”), Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer (at Buyer’s expense), subject to the requirements of Section 5.11:

(i)            All Manufacturing Equipment, except as otherwise set forth on Schedule 3.5(c);

(ii)           All then-remaining Inventory listed on Schedule A attached hereto;

(iii)          Any then-remaining Buyer Approved Post-Closing Purchases listed on Schedule A attached hereto; and

(iv)          The ED-PE Inventory (collectively, all of the Assets purchased and acquired on the Second Closing Date are hereinafter referred to as the “Second Closing Date Assets”) for the aggregate purchase prices of $457,600 and $255,660, respectively; the parties acknowledge that the ED-PE Inventory is not in stock at Seller’s facility as of April 28, 2011, but is in transit to Buyer (or at Buyer’s facility) as of such date.”

4.                                       Amendment of Section 2.3. Buyer and Seller hereby agree that Sections 2.3(d) and 2.3(e) of the Asset Purchase Agreement, as amended, shall be deleted in their entirety, and replaced with the following Sections 2.3(d), 2.3(e) and 2.3(f):

“(d)         In consideration of the sale and delivery of the Second Closing Date Assets by Seller to Buyer, against receipt of the same, Buyer shall pay to Seller cash or otherwise immediately available funds in an aggregate amount equal to $2,298,983.10 (the “Inventory Purchase Price”), which amount shall be paid as follows:

(i)            $1,250,000 (“Initial Payment”) payable upon the Second Closing Date; and

(ii)           The balance of $1,048,983.10 payable in six equal monthly installments of $174,830.52 on the first business day of each month during the six-month period commencing on May 1, 2011.

(e)                                  Notwithstanding the foregoing, the Inventory Purchase Price shall be subject to adjustment as follows:

(i)            Not more than 30 days after the Second Closing Date, Buyer shall deliver to Seller a determination of the aggregate cost of the Inventory on hand as of the Second Closing Date (the “Closing Inventory Value”), as acquired by Buyer hereunder. Such determination shall be made in accordance with the values set forth in Schedule A and Section 2.1(c)(iv) and shall contain reasonable detail and supporting documentation therefor. Should Seller disagree with Buyer’s determination of the Closing Inventory Valúe, it shall notify Buyer within ten business days after Buyer’s delivery of such determination, at which time Seller and Buyer shall cooperate in good faith in an effort to reach mutual agreement on the determination of the Closing Inventory Value. If Seller and Buyer fail to reach mutual agreement within 30 days after Seller’s delivery of notice of disagreement on the determination of the Closing Inventory Value by

Buyer, such disagreement shall be resolved in accordance with the procedure set forth in Section 2.3(e)(ii).

(ii)           In the event that Seller and Buyer are not able to agree on the Closing Inventory Value within 30 days after delivery of a notice of disagreement pursuant to Section 2.3(e)(i), then such disputed calculation shall be submitted to and determined by a nationally recognized, independent certified public accounting firm reasonably acceptable to both Seller and Buyer, acting as experts and not as arbitrators, and, absent manifest error, the determination of such accounting firm shall be conclusive and binding upon the parties; provided that such accounting firm (A) shall only determine whether Buyer has properly applied the appropriate cost basis in determining the Closing Inventory Value, and (ii) shall have no power or authority to make any determination as to the proper interpretation or meaning of this Agreement other than as properly determined by reference to accounting standards and principles. Such accounting firm’s fees and expenses shall be borne equally by Seller and Buyer. Notwithstanding the foregoing, if Buyer and Seller are unable to agree on and engage such a firm for these purposes within 30 days, then the dispute of the parties regarding the proper amount of the Closing Inventory Value, may be submitted by either party for arbitration in accordance with the terms of Section 7.16.

(iii)          Upon agreement of the calculation of the Closing Inventory Value, the Inventory Purchase Price shall be adjusted as follows: (A) in the event that the Closing Inventory Value is less than the Inventory Purchase Price, Buyer shall reduce the payments due pursuant to Section 2.3(d)(ii) (reducing the October 1 payment first and then reducing the payments prior to that in reverse chronological order) by the difference between (1) the Closing Inventory Value and (2) the Inventory Purchase Price; and (B) in the event that the Closing Inventory Value is greater than the Inventory Purchase Price, within ten business days after such agreement, Buyer shall pay to Seller the difference between (1) the Closing Inventory Value and (2) the Inventory Purchase Price.

(f)                                    Title to the Inventory and Buyer Approved Post-Closing Purchases and (excluding Post-Closing Products delivered to Buyer pursuant to the Supply Agreement) shall pass to Buyer upon Seller’s delivery thereof to Buyer Ex Works, Seller’s Stuart, Florida facility. Title to the ED-PE Inventory shall pass to Buyer upon Buyer’s receipt thereof at Buyer’s facility.”

5.                                       New Sections 3.25 and 3.26. Buyer and Seller hereby agree that the following Section 3.25 shall be added after Section 3.24 of the Asset Purchase Agreement, as amended:

“3.25                     Successor-in-Interest. Calnetix Power Solutions, LLC, a Delaware limited liability company, is the successor-in-interest to Calnetix Power Solutions, Inc., a Delaware corporation.”

6.                                       Effect of Amendment. Except as amended hereby, all terms and provisions of the Asset Purchase Agreement, as amended, shall remain in full force and effect. In the event of a conflict between the provisions of the Asset Purchase Agreement, as amended, and this Second Amendment, the provisions of this Second Amendment shall control.

7.             Severability. Every provision of this Second Amendment is intended to be severable. If any term or provision of this Second Amendment is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Second Amendment.

8.             Counterparts. This Second Amendment may be executed in one or more counterparts all of which together shall constitute one and the same Second Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed in their names as of the date first above written.

BUYER:

CAPSTONE TURBINE CORPORATION

By:	/s/ Darren Jamison
Name:	Darren Jamison
Title:	CEO

SELLER:

CALNETIX POWER SOLUTIONS, LLC

By:	/s/ Ian Hart
Name:	Ian Hart
Title:	Treasurer

LIST OF SCHEDULES AND EXHIBITS AND THEIR CONTENTS

Schedule A — Inventory and Buyer Approved Post Closing Purchases as of Second Closing Date — List of the Inventory and Buyer Approved Post Closing Purchases acquired by the Company as of the Second Closing Date.

CAPSTONE SHALL FURNISH SUPPLEMENTALLY A COPY OF THE ABOVE-LISTED SCHEDULE TO THE SEC UPON REQUEST.